Exhibit 10.31

ZIMMER BIOMET HOLDINGS, INC.

2009 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT

To encourage your continued employment with Zimmer Biomet Holdings, Inc. (the “Company”) or its Affiliates, you have been granted this option (this “Option”) to purchase fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Company’s 2009 Stock Incentive Plan (the “Plan”), subject to the vesting requirements set forth in this agreement (this “Agreement”) and all of the other restrictions, terms and conditions contained in this Agreement and in the Plan.  Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

1.Grant Date:  ____ __, 20__ (the “Grant Date”).

2.Expiration Date:  ____ __, 20__ (the “Expiration Date”).

3.Exercise Price per Share:  $_______.

4.Vesting Schedule:  No Option may be exercised hereunder for the purchase of shares unless you shall have remained in the continuous employ of the Company or one of its Affiliates for one year following the Grant Date.  Thereafter, provided that you shall at the time of such exercise, except as specifically set forth herein to the contrary, have been in the employ of the Company or one of its Affiliates, and except as set forth in Sections 16 and 17 below, this Option may from time to time prior to the Expiration Date be exercised in the manner hereinafter set forth, and this Option may be exercised (i) only to the extent of 25 percent of the number of shares to which this Option applies on or after the first anniversary and prior to the second anniversary of the Grant Date; (ii) only to the extent of 50 percent of the number of shares to which this Option applies on or after the second anniversary and prior to the third anniversary of the Grant Date; (iii) only to the extent of 75 percent of the number of shares to which this Option applies on or after the third anniversary and prior to the fourth anniversary of the Grant Date; and (iv) in its entirety on or after the fourth anniversary of the Grant Date.

5.Exercise Procedure:  This Option may be exercised, in whole or in part in accordance with the vesting schedule set forth above, by the delivery of an exercise notice to the Company or the Company’s designated agent.  The exercise notice will be effective upon receipt by the appropriate person at the Company or the Company’s agent and upon payment of the exercise price, any fees and any other amounts due to cover Tax-Related Items as defined and described in

Section 11 herein.  Such exercise notice (which, in the Company’s discretion, may be, or may be required to be, given by electronic, telefax or other specified means) shall specify the number of shares with respect to which this Option is being exercised and such other representations and agreements as may be required by the Company.  In the event the Expiration Date or the termination date set forth under Section 8 of this Agreement falls on a day which is not a regular business day at the Company’s executive office in Warsaw, Indiana, U.S.A., then such written notification must be received on or before the last regular business day prior to such Expiration Date or termination date, as applicable (and prior to the close of the New York Stock Exchange on such last regular business day); any later attempt to exercise this Option will not be honored.  Payment is to be made by certified personal check, or bank draft, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, in shares of Common Stock owned by you having a fair market value at the date of exercise equal to the purchase price for such shares, in any combination of the foregoing or by any other method that the Committee approves; provided, however, that payment in shares of Common Stock will not be permitted unless at least 100 shares of Common Stock are required and delivered for such purpose.  Delivery of shares for exercising an option shall be made either through the physical delivery of shares or through an appropriate certification or attestation of valid ownership.  No shares shall be issued until full payment for such shares has been made.  At its discretion, the Committee may modify or suspend any method for the exercise of this Option.  You shall have the rights of a stockholder only with respect to shares of stock that have been recorded on the Company’s books on your behalf or for which certificates have been issued to you.

6.Issuance of Shares:  The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock purchased upon the exercise of any part of this Option prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any local, state, federal or foreign law or rulings or regulations of any governmental regulatory body, including but not limited to the U.S. Securities and Exchange Commission (“SEC”), (iii) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company

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Exhibit 10.31

shall, in its sole discretion, determine to be necessary or advisable, and (iv) the payment to the Company, upon its demand, of any amount requested by the Company for the purpose of satisfying your obligations under Section 11 herein.  You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.  Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

7.Nontransferability:  This Option is not transferable by you otherwise than by will or by the laws of descent and distribution, and may be exercised, during your lifetime, only by you; provided that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

8.Termination of Employment:  Notwithstanding any other provision hereof:

(a)  Remaining Period to Exercise Option Following Termination of Employment (Other than Due to Death):  If you retire or cease to be employed by the Company or any of its Affiliates for any reason (other than death) after you have been continuously so employed for one year from the Grant Date, you may exercise this Option only to the extent that you were otherwise entitled to exercise it at the time of such retirement or cessation of employment with the Company or any of its Affiliates, but in no event after (i) the Expiration Date, in the case of retirement or cessation of employment with the Company or any of its Affiliates on or after your 65th birthday, or on or after your 55th birthday after having completed ten years of service with the Company or any of its Affiliates, or on or after the date the sum of your attained age (expressed as a whole number) plus completed years of service (expressed as a whole number) plus one (1) equals at least 70 and you have completed ten years of service with the Company or any of its Affiliates and your employment terminates for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company and, where applicable, you have executed a general release, a covenant not to compete and/or a covenant not to solicit as required by the Company, or (ii) the date that is three months next succeeding retirement or cessation of employment, in the case of any other retirement or cessation of employment with the Company or any of its Affiliates.

(b)  Leave of Absence:  Whether military or government service or other bona fide leave of absence shall constitute termination of employment for the purpose of this Option shall be determined in each case by the Committee in its sole discretion.

(c)  Remaining Period to Exercise Option Following Death:  Except as provided in Section 7, in the event of your death while in the employ of the Company or of any of its Affiliates or within whichever period after retirement or cessation of your employment specified in subparagraph (a) is applicable, and after you have been continuously so employed for one year after the Grant Date, this Option shall be exercisable by the executors, administrators, legatees or distributees of your estate, as the case may be, only to the extent that you would have been entitled to exercise it if you were then living, subject to subparagraph (d) herein, but in the case of your death after retirement or cessation of employment in no event after the later of (i) the date twelve months next succeeding such death and (ii) the last day of the period after your retirement or other cessation of employment specified in subparagraphs (a)(i) or (a)(ii) and provided, in any case, not after the Expiration Date.

In the event this Option is exercised by the executors, administrators, legatees or distributees of your estate, the Company shall be under no obligation to issue stock hereunder unless and until the Company is satisfied that the person or persons exercising this Option are the duly appointed legal representatives of your estate or the proper legatees or distributees thereof.

(d)  Accelerated Vesting:  The provisions of Section 4 hereof restricting the percentage of shares of an Option grant which can be exercised prior to the fourth anniversary of the date of such grant shall not apply if (i) you have reached age 60; (ii) you die while in the employ of the Company or any of its Affiliates; (iii) you retire or cease to be employed by the Company or any of its Affiliates (1) on or after your 65th birthday, or (2) on or after your 55th birthday after having completed ten years of service with the Company or any of its Affiliates, or (3) on or after the date the sum of your attained age (expressed as a whole number) plus completed years of service (expressed as a whole number) plus one (1) equals at least 70 and you have completed ten years of service with the Company or any of its Affiliates and your employment terminates for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company and, where applicable, you have executed a general release and a non-solicitation and/or non-compete agreement with the Company as required by the Company; or (iv) your employment terminates for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company provided you execute a general release and, where applicable, a non-solicitation and/or non-compete agreement with the

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Company as required by the Company.  For the purposes of this Option, service with Bristol-Myers Squibb Company and its affiliates before the effective date of the Plan shall be included as service with the Company; provided that you were employed by Bristol-Myers Squibb Company on August 5, 2001 and have been continuously employed by the Company or an Affiliate of the Company since August 6, 2001.

9.Change in Control:  Under certain circumstances, if your employment with the Company or one of its Affiliates terminates during the three year period following a change in control of the Company, this Option may become fully vested and exercisable.  Please refer to the Plan for more information.

10.Changes in Capitalization:  If prior to the Expiration Date changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the exercise price per share and the number and class of shares subject to this Option shall be appropriately adjusted by the Committee, whose determination shall be conclusive.  If as a result of any adjustment under this paragraph you should become entitled to a fractional share of stock, you shall have the right to purchase only the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.

11.Responsibility for Taxes:  You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) by withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, within legal limits; or (b) withholding from the proceeds of the sale of shares of Common Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without further consent unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, you agree that the obligation for Tax-Related Items may be satisfied by withholding in shares of Common Stock to be issued at exercise of the Option.

Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates in your jurisdiction, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised Options, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

12.Nature of Grant:  In accepting the Option grant, you acknowledge, understand and agree that:

(a)  the Plan is established voluntarily by the Company, it is discretionary in nature, and may be

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amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)  the grant of the Option is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)  all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(d)  the Option grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your employment or service relationship (if any);

(e)  you are voluntarily participating in the Plan;

(f)  the Option, any shares of Common Stock acquired under the Plan, and the income from and value of same are not intended to replace any pension rights or compensation;

(g)  the Option and any shares of Common Stock acquired under the Plan and the income from and value of same, are not part of normal or expected compensation for any purpose, including without limitation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments, unless otherwise determined by the Company, in its sole discretion;

(h)  the future value of the shares of Common Stock underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(i)  if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(j)  if you exercise the Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;

(k)  no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of your employment or other service relationship (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), or resulting from a breach or violation as described in Section 16 or Section 17 below;

(l)  for purposes of the Option, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the Option after such termination of your employment or service relationship will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered to be providing services while on a leave of absence); and

(m)  unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(n)  neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

13.No Advice Regarding Grant:  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.  You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.Data Privacy:  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other

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Option grant materials (“Data”) by and among, as applicable, the Company, the Employer and any other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g. resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to Computershare or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the Company, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Options or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon the request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

15.Notice:  Until you are advised otherwise by the Committee, all notices and other correspondence with respect to this Option will be effective upon receipt at the following address:  Zimmer Biomet Holdings, Inc., ATTN: Employee Stock Services, 345 East Main Street, Post Office Box 708, Warsaw, Indiana  46581-0708, U.S.A.

16.Breach of Restrictive Covenants:  As a condition of receiving the Option, you have entered into a non-disclosure non-solicitation and/or non-competition agreement with the Company.  The Company may, at its discretion, require execution of a restated non-disclosure, non-solicitation and/or non-competition agreement as a condition of receiving the Option.  Should you decline to sign such a restated agreement as required by the Company and, therefore, forego receiving the Option, your most recently signed non-disclosure, non-solicitation and/or non-competition agreement shall remain in full force and effect.  You understand and agree that if you violate any provision of any such agreement that remains in effect at the time of the violation, the Committee may require you to forfeit your right to any unexercised portion of the Option, even if vested, and, to the extent any portion of the Option has previously been exercised, the Committee may require you to return to the Company any shares of Common Stock you received upon such exercise or any cash proceeds you received upon the sale of any such shares.

17.Violation of Policies:  Notwithstanding any other provisions of this Agreement, you understand and agree that if you engage in conduct (which may include a failure to act) in connection with, or that results in, a violation of any of the Company’s policies, procedures or standards, a violation of the Company’s Code of Business Conduct and Ethics, or that is deemed detrimental to the business or reputation of the Company, the Committee may, in its discretion, require you to forfeit your right to any unvested portion of the

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Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the shares of Common Stock covered by the Award or any cash proceeds you received upon the sale of such shares of Common Stock.  The Committee may exercise this discretion at any time that you are employed by the Company or any Affiliate of the Company, and at any time during the 18-month period following the termination of your employment with the Company or any Affiliate of the Company for any reason, including, without limitation, on account of Retirement or death.

18.Consent to Electronic Delivery:  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.Insider Trading/Market Abuse Laws:  You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed in applicable jurisdictions, including the United States, your country or the country of the applicable stock plan service provider, which may affect your ability to accept, acquire, sell, attempt to sell or otherwise dispose of shares of Common Stock , rights to shares of Common Stock (e.g., Options) or rights linked to the value of shares of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information.  Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

20.Foreign Asset/Account Reporting:  Please be aware that your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.

21.Addendum:  Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for your country.  Moreover, if you relocate to one of the countries included in the Addendum, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Agreement.

22.Construction and Interpretation:  The Board and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon you and all interested parties.  The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling.  This Agreement contains the entire understanding of the parties and may not be modified or amended except in writing duly signed by the parties.  The waiver of, or failure to enforce, any provision of this Agreement or the Plan by the Company will not constitute a waiver by the Company of the same provision or right at any other time or a waiver of any other provision or right.  The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any provision shall have no effect on the remaining provisions.  This Agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

The validity and construction of this Agreement shall be governed by the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  For purposes of litigating any dispute arising under this Agreement, the parties hereby submit and consent to the jurisdiction of the State of Indiana, agree that such litigation shall be conducted in the courts of Kosciusko County Indiana, or the federal courts for the United States for the Northern District of Indiana, where this grant is made and/or to be performed.

You acknowledge that you are proficient in the English language and understand the provisions of this

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Agreement and the Plan.  If you have received this or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

23.Imposition of Other Requirements:  The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Recoupment  Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

25.Electronic Acceptance  By electronically accepting or exercising the Option, you agree to the terms of this Agreement and the Plan.

ZIMMER BIOMET HOLDINGS, INC.

By

      Chad F. Phipps

      Senior Vice President, General

      Counsel & Secretary

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